Exhibit 10.6
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made October 3, 2023 (the “Effective Date”), by and between FRESH TRACKS THERAPEUTICS, INC., a Delaware corporation, with its principal place of business at Founder Central, 2000 Central Avenue, 100, Boulder, CO 80301 (hereafter “Corporation”) and MCAVOY LAW LLC, an Indiana domestic Limited Liability Company, with a principal place of business at [***] (hereafter “Consultant). Corporation and Consultant are sometimes referred to herein individually as a “party” and collectively as the “parties”.

WHEREAS, Corporation may have requirements for expert consulting (“Advisory”) services related to the Corporation’s business, legal, regulatory, personnel, compliance, operations, clinical trials, strategies, finances, business development, contracts management, capital requirements and raises, and evaluation, research, development, and testing, and eventual commercialization, of its pipeline product portfolio and other assets, including without limit, potential and ongoing earnout payments and any contingent value rights, prosecution, maintenance, and enforcement of intellectual property rights including patents and trademarks, support for the Corporation’s Transition Services Agreement between itself and Botanix SB, Inc., possible transition or delisting from Nasdaq to an OTC exchange, and reverse merger, merger, or other deal support as well as any other lawful business purpose (“Purpose”); and

WHEREAS, Consultant is uniquely skilled in the provision of Advisory services that may be required and is agreeable to providing such services to Corporation as requested by Corporation from time to time and provided for in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties do hereby agree as follows:

1.Services.
(a)Scope. Consultant shall provide its expert services, skills, experience, network, and knowledge to the tasks assigned to it by Corporation in the delivery of Advisory services for the Purpose ("Services"). Consultant will perform all Services in accordance with all applicable laws, rules, and regulations, and Corporation policies and guidelines as communicated by Corporation to Consultant.
(b)    Performance. Consultant understands and agrees that Consultant is responsible solely for the control and supervision of the means by which the Services are provided consistent with the goal of successfully completing the Services on Corporation’s schedule. During the Term (defined infra Section 4) of this Agreement, Consultant shall devote its reasonable best efforts, including time and attention, to providing Services and shall at all times promote the interests and welfare of Corporation without any actual or potential conflicts of interest. To the extent Consultant identifies an actual or potential conflict with its Services for the Corporation, Consultant shall promptly inform Corporation of the conflict in writing for instructions on how to proceed. Notwithstanding the foregoing, and except as otherwise set forth herein, Corporation acknowledges and agrees that Corporation’s retention of Consultant’s Services hereunder shall be non-exclusive for both parties. Consultant agrees to participate actively in such meetings designated by Corporation and that Corporation may request travel and in-person participation in Corporation’s various meetings at Corporation’s principal place of business or elsewhere, or at greater frequency, as required by Corporation.

2.    Consideration.
(a)    Hourly Rate. Consultant shall be entitled to compensation in an amount of Four Hundred Twenty-Five Dollars per hour ($425.00/hr) (“Consulting Fee”) for completion of Services satisfactory to Corporation during the Term of the Agreement. Consulting Fees due hereunder shall commence upon the execution of this Agreement and continue during the Term of the Agreement. For avoidance of doubt, Corporation shall have no obligation under this Agreement to make any tax gross-up payments in respect of any tax imposed on, or that may be owed by, Consultant pursuant to applicable laws.
(b)    Business Expenses. Corporation shall reimburse Consultant for all reasonable, actual, and necessary expenses incurred in providing Services hereunder (including but not limited to coach (not business) airfare, rental car or Uber/Lyft, taxi or the like, lodging, meals, tolls, fuel costs, parking) according to the Travel, Meals and Entertainment Policy attached hereto, the legitimacy of which shall be substantiated by Consultant through proper documentation including the requirement that Consultant attach receipts to each of his invoice(s). The Corporation may request that Consultant visit the Corporation’s Boulder, Colorado facilities for meetings approximately once per month. In such case the Corporation will need to pre-approve the trip purpose and the airfare and any lodging expenses in advance; other associated trip costs do not need prior consent by Corporation. All other expenses not covered by this subsection (b) shall be borne solely by Consultant. For avoidance of doubt, professional license fees and continuing education credit costs to maintain such license are not reimbursable expenses.
(c)    Invoicing. Consultant shall submit invoices to Corporation by the fifth (5th) business day of the following month for Services performed and reimbursable expenses incurred by Consultant in the previous month. Invoices shall contain an adequate description of the specific completed Services and include any receipts for reimbursable business expenses as outlined by Section 2(b) above. All such invoices shall be submitted to the Corporation through Aaron Fox-Collis at: invoices@frtx.com.
(d)    ACH Payments. Corporation will pay Consultant by the end of the month in which it receives a timely invoice that complies with the requirements of Section 2 and for which Corporation reasonably does not dispute any payment obligation. To the extent Corporation does have such a dispute, Corporation shall pay the amounts in the invoice that are not in dispute and promptly seek to resolve said dispute with Consultant. If Consultant submits an invoice late, Corporation will pay an amount as required hereunder in the month following receipt of that invoice. The parties agree that all payments due and owed under this Agreement shall be made through transfers utilizing the Automated Clearing House network (“ACH”) by Corporation to Consultant’s designated bank account for direct deposit and Consultant will execute such documents as necessary to effectuate the same.
(e)    Taxes. Consultant shall be solely responsible for all taxes, tax returns, and payments required to be filed with or made to any federal, state, or local tax authorities with respect to Consultant’s performance of Services and receipt of fees under this Agreement. Corporation may regularly report amounts paid by it to Consultant with tax authorities as required by law. Because Consultant is an independent contractor Corporation shall not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s (or Consultant’s employees’ or agents’) behalf. Consultant shall comply with, and agrees to accept, exclusive liability for non-compliance with all applicable laws related to Consultant’s performance under this Agreement including without limitation obligations such as payment of all taxes, social security, disability, and other contributions based on fees paid by Corporation to Consultant, Consultant’s employees and/or agents under this Agreement. Consultant hereby agrees to indemnify, hold harmless, and defend Corporation from and against any and all such liabilities, taxes, or contributions, including without limitation penalties and interest.
3.    Independent Contractor and Means of Service. This Agreement does not create a fiduciary relationship between the parties. Consultant shall be an independent contractor at all times with respect to Corporation. Nothing in this Agreement constitutes or appoints Consultant as an agent, legal representative, partner, employee, or servant of Corporation for any purpose whatsoever. Consultant covenants and agrees that Corporation shall not in any event assume liability for or be deemed liable hereunder as a result of any contract, agreement, understanding, debt, or obligation entered into by Consultant on behalf of Corporation without Corporation’s prior written consent. As an independent contractor, Consultant shall have no right or authority, either expressed or implied, to assume, bind, or create in any respect on behalf of Corporation any obligation, contract, commitment, representations, or responsibility, except to extent Consultant is acting as an authorized agent as designated in writing by the Corporation. The authority of Consultant hereunder is strictly limited to the performance of the Services as described herein. Further, it is not the intention of this Agreement or of the parties to confer a third-party beneficiary right of action upon any third party or entity. Nothing in this Agreement shall be construed to confer upon any third party other than the parties hereto a right of action under this Agreement or in any manner whatsoever. By virtue of this Agreement, Consultant and Consultant’s employees and agents shall not be entitled to any of the benefits that Corporation may make available to its employees, such as but not limited to group health insurance, profit-sharing, or retirement benefits. Consultant will have exclusive control over the manner and means of performing the Services, including the choice of place and time, and will use Consultant’s unique expertise and talents in performing the Services. Consultant shall provide, at Consultant’s own expense, a place of work and all equipment, tools, and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services and for no other purpose, Corporation shall make its equipment and facilities available to Consultant at Consultant’s reasonable request, and shall provide at cost to the Corporation any licenses necessary for Consultant to conduct necessary video meeting(s) and other business communications or to prepare, send, read, and review essential documents, such as but not limited to Microsoft Teams, Adobe Acrobat, and the Microsoft 365 productivity suite.

4.    Term and Termination. The term of this Agreement will commence on the Effective Date and will continue until such time as either party gives notice of termination pursuant to this Section 4 (the “Term”). The Agreement may be terminated by either party hereto: (a) with Cause (as defined below), upon thirty (30) calendar days’ prior written notice to the other party; or (b) without cause upon forty-five (45) calendar days’ prior written notice to the other party. For purposes of Section 4, “Cause” shall include: (i) a material breach of the terms of this Agreement which is not cured by the defaulting party within thirty (30) calendar days of written notice by the other party of such default, (ii) the commission of any illegal act, including but not limited to fraud and/or embezzlement, or (iii) deliberate disregard of a written rule or policy of the Corporation previously provided by Corporation to Consultant. All non-surviving duties and obligations of the parties under this Agreement will cease as of the date the Agreement terminates; provided, however, all accrued obligations to and through the termination date shall be fulfilled and the obligations set forth in Sections 2(e), 3, 4, 6-14, 16-27 shall survive this termination date.

5.    Key Personnel. Consultant will perform all Services only through its member, David R. McAvoy (“Dave McAvoy”), and agrees not to staff or use any other personnel or contracted agents to undertake the same without first obtaining written approval from

Corporation. Dave McAvoy is essential to the work performed hereunder and forms the essence of this Agreement. In the event Dave McAvoy is unable physically or legally in the reasonable opinion of Corporation to perform hereunder, this Agreement may be terminated immediately by Corporation by serving written notice of termination to Consultant. Such termination shall become effective immediately upon the furnishing of the written notice. Consultant further may not assign, delegate, or subcontract any part of the Services without Corporation’s prior written consent. Consultant shall remain liable for the acts of any such approved staff, subcontractor, assignee, or delegate as if performed by Consultant directly for Corporation hereunder.
6.    Nondisclosure. At no time, unless required or protected by law, or authorized by Corporation to Consultant in writing, will Consultant divulge or cause to be divulged to any third party other than an employee of Consultant, or, separately, an agent, subcontractor, assignee, or delegate of Consultant approved by the Corporation, if any, the nature, Purpose, or results of the Consultant's work for Corporation pursuant to this Agreement, including without limit disclosure to Corporation's customers, suppliers, business partners, or competitors. If Consultant shall be placed under a legal obligation to disclose any Confidential Information, Consultant shall, if allowed by law, give the Corporation prompt written notice thereof and permit the Corporation to seek a protective order and/or waive the duty of confidentiality, at the Corporation’s sole expense.

7.    Intellectual Property.

(a)Ownership. Consultant hereby covenants and agrees that all work product arising from or directly related to the performance of Services under this Agreement, including but not limited to improvements, inventions, modifications, ideas, discoveries, developments, processes, procedures, designs, trade secrets, know-how, technical and engineering reports and designs, business and strategic plans, pictorial works, graphical works, graphical designs, drawings, hardware designs, specifications, draft and final work products, proposed designs and study protocols, flowcharts, test and research data, and/or computer programs and algorithms, and the like (hereafter the “Works”), whether patentable, copyrightable, capable of trademark, or not, that Consultant shall conceive or first actually reduce to practice, alone or in conjunction with others, pursuant to the performance of Services hereunder OR from the use of Corporation materials or facilities shall be the sole and exclusive property of the Corporation. Corporation shall own all right, title, and interest in the Works, including but not limited to all proprietary, patent, copyright, trademark, know-how, and trade secret rights therein.

(b)Registration and Payments. Furthermore, at the request of Corporation at any time, Consultant, at Corporation's sole expense, shall execute and deliver applications for patents, trademarks, and registrations for copyright, and any other intellectual property rights, for the Works in the United States and any foreign country , together with assignments by Consultant to Corporation of Consultant's entire interest therein.

(c)Assistance. Consultant shall also provide Corporation such reasonable assistance as requested by Corporation at Corporation’s sole expense in securing, enforcing, maintaining, and protecting said applications, registrations, and copyrights, trademarks, patents, know-how, trade secrets, and other intellectual property rights. When such Services are requested and rendered during the Term of this Agreement, they shall be covered and compensated by Corporation as part of the Consulting Fees. Should such Services be required after termination of the Agreement, Consultant shall be paid by Corporation at a reasonable hourly rate agreed to between the parties for the assistance needed, but at an amount no lower than the Consulting Fee provided herein.

(d)    No Conflicts. Consultant hereby represents, warrants, and covenants that Consultant has the full right, title, and authority to assign and or otherwise transfer any and all intellectual property rights in the Works to Corporation and that such assignment is not subject to the rights of any third party.

8.    Confidentiality.

(a)Defined. During the course of this Agreement on and following the Effective Date, Consultant will acquire and/or develop confidential and proprietary information of or about the Corporation, including but not limited to improvements, inventions, data, modifications, ideas, discoveries, developments, processes, procedures, designs, trade secrets, know-how, technical and engineering reports and information, and designs, scientific, medical, marketing, IT, manufacturing and other CMC, commercial, business development, financial, accounting, tax, budget, capital requirements and expenses, vendor lists, legal, compliance, human resource-related, clinical and pre-clinical, business, and strategic information and plans, pictorial works, graphical works and designs, drawings, specifications, draft and final work products, proposed strategies, plans, and designs, flowcharts, organization charts, and/or computer programs and algorithms, test, research and other data, regarding the operation, products, technologies, business and employees and partners, agents and representatives of the Corporation and the like, as well as information a reasonable person would consider to be proprietary and confidential (hereafter the “Confidential Information”). Consultant shall treat and hold in trust and confidence all such Confidential Information during and after Consultant’s acquisition and retention of such Confidential Information. At no time will Consultant divulge Confidential Information to a third party for any purpose other than for the benefit of the Corporation and with the Corporation’s prior written consent. Consultant will protect the confidentiality of Confidential Information using at least the same level of effort as Consultant uses to protect his own confidential or proprietary information, but in no event may Consultant use less than commercially reasonable efforts. Further, Consultant shall not authorize or encourage persons who are under Consultant’s direction or supervision to divulge such Confidential Information and shall be responsible for any breach of confidentiality hereunder by Consultant’s employees, agents, and subcontractors.

(b)Exclusions. The restrictions on the use and disclosure of Confidential Information shall not apply to the specific portion of Confidential Information that Consultant can demonstrate: (i) is or becomes generally known or publicly available through no fault of Consultant; (ii) is already known by Consultant at the time of receiving such information, other than under an obligation of non-use or nondisclosure by Consultant to Corporation or any third party; (iii) is furnished to Consultant, without restriction on disclosure, by a third party who has a lawful right to disclose such information; or (iv) is independently developed by Consultant without reference to, or use of, any of Corporation’s Confidential Information.

(c)Other than as may be previously authorized in writing to Consultant by Corporation, Consultant may disclose specific Confidential Information solely to the extent that such disclosure is required by court order or valid legal process; provided, however, that Consultant: (i) gives prompt written notice to Corporation of the disclosure requirement in order to allow Corporation to obtain any available limitation on or exemption from such disclosure requirement, and (ii) reasonably assist in such efforts by Corporation at Corporation’s sole cost.

(d)Consultant will not disclose any confidential or proprietary information of third parties to Corporation or to Corporation’s employees, agents and/or representatives unless Consultant has the valid, binding legal right to disclose such information to Corporation or Corporation’s employees, agents and/or representatives.

(e)This Section 8 shall survive termination of this Agreement for any reason for a period of fifteen (15) years thereafter.

9.    Title To Work Product. Corporation shall retain sole and exclusive right, title, and interest in and to all written and verbal work product, including the Works, created by or for Consultant for Corporation hereunder. Consultant may not otherwise use or disclose same to third parties without Corporation's prior written approval.

10.    Return of Materials. Upon termination of Consultant's engagement with Corporation under this Agreement, Consultant promptly will return all Confidential Information or, at the Corporation’s sole discretion, destroy all information, records, and materials developed by or for Consultant in the performance of this Agreement; provided, however, Consultant shall have the right to retain one (1) record copy of such tangible information in its legal files, for use only in complying with Consultant’s continuing obligations to the Corporation hereunder, and that any such Confidential Information shall remain subject to the terms of this Agreement. It is anticipated that Consultant, during the normal course of providing Services to Corporation, will produce and receive electronic files, e-mails, data, and other types of information, including but not limited to Confidential Information, normally stored in computer memory whether the memory is static, dynamic, in fixed or removable storage media, on-line, off-line, remote, or local. Consultant agrees that within ten (10) business days following the effective date of termination of this Agreement, Consultant will completely erase, destroy, and remove all electronic files, data, e-mails, e-mail records, voice mail, voice mail records, and any other information stored in computer memory if that information is directly related to Services performed for Corporation on and after the Effective Date pursuant to this Agreement, or would be Confidential Information of the Corporation subject to obligations under the Agreement, and further provided that no court order prohibiting destruction, erasure, or removal of same has been served upon Consultant, unless otherwise stipulated between the parties. If requested in writing by Corporation, and provided said request occurs within one (1) year of the effective date of termination of Services by Consultant, Consultant agrees to execute an affidavit to Corporation affirming Consultant's compliance with the obligations required by this Section 10.

11.    Maintenance Of Records. Consultant agrees to keep and maintain adequate and current written records of all inventions and other Works made by Consultant related to the Services provided hereunder which records shall be available to and remain the sole and exclusive property of Corporation.

12.    Prior Inventions. It is understood that all inventions, if any, patented or unpatented, that Consultant made prior to engagement by Corporation hereunder are excluded from the scope of this Agreement. Consultant represents and warrants that it has no such prior inventions, unless attached and listed as an Appendix to this Agreement. Consultant agrees to notify Corporation in writing before making any disclosure or performing any Services on behalf of Corporation that appears to threaten or conflict with proprietary rights Consultant claims in any invention or idea covered by this Section 12. In the event Consultant fails to give such notice, Consultant agrees to make no claim against Corporation with respect to any such inventions or ideas.

13.     Representations and Warranties. Consultant hereby represents, warrants, and covenants that: (a) Consultant will perform, and is responsible for conducting, the Services in compliance with all applicable laws, rules, and regulations, and Corporation policies and guidelines provided in advance by Corporation to Consultant; (b) all Works will be an original work of Consultant and any third parties that may have any rights to such Works will have executed assignment of those rights to Corporation that are reasonably acceptable to Corporation; (c) the performance of the Services by Consultant will not infringe the intellectual property rights of any third party to Consultant’s knowledge; (d) Consultant has full right and power to enter into and perform this Agreement without the consent, registration, approval, or granting of a license or permit by or of any third party; (e) each manager, owner, employee, agent, representative, and subcontractor of Consultant, if any, who will receive or have proper access to Confidential Information and/or perform Services hereunder will agree in writing to assign any and all rights, title, and interest in and to all Works to Consultant so that Consultant may assign the same to Corporation and to protect the Confidential Information in accordance with this Agreement, and (f) Consultant has obtained, and will maintain, during the Term of the Agreement all permits, licenses, approvals, and registrations necessary for it or its authorized employees, agents and/or subcontractors to perform the Services.

14.    Trade Secrets of Others/Other Obligations. Consultant represents, warrants, and covenants that its performance of Services under this Agreement does not and will not breach any agreement to protect the confidentiality of proprietary information acquired by Consultant in confidence prior to Consultant's engagement with Corporation. Consultant will not disclose to Corporation or induce Corporation to use any such proprietary information or material belonging to any previous employer or others. Consultant agrees not to enter into any oral or written agreement in conflict with this Agreement. Consultant acknowledges that Corporation from time to time may have agreements with other persons or with the United States government or agencies thereof that impose obligations or restrictions on Corporation regarding inventions made during the course of Services or regarding the confidential nature of such Services. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of Corporation, at Corporation’s sole expense.

15.    Conflicts. This Agreement is non-exclusive in nature and during the Term of this Agreement, and to the extent not limited by any other agreement existing between Consultant, or Dave McAvoy, and the Corporation, including but not limited to that certain Non-Competition Agreement dated February 21, 2023 between Dave McAvoy and Corporation, Consultant may engage in consulting and other activities for any third party; provided, however, that unless Corporation consents in writing thereto, no works performed by Consultant for any third party shall conflict with Consultant's obligations as set forth in this Agreement, specifically including but not limited to provisions of performance or confidentiality. Section 15 as well as the underlying Agreement is not intended in any way to modify, cancel, or supersede any non-competition agreement or obligations that Consultant, or Dave McAvoy, may have with Corporation pursuant to any other agreement in existence and applicable to them.

16.    Work Made for Hire.

(a)Proprietary Right. Consultant acknowledges that the “Works” specified or created hereunder have been specifically ordered and commissioned by and are being created under the direction and control of Corporation. Consultant hereby acknowledges and agrees that the Works shall be works made for hire by an independent contractor as defined in the United States Copyright Laws (17 U.S.C. Sections 101 et seq.). Pursuant to this Agreement, the Works are the sole and exclusive property of Corporation free and clear from all claims and rights, or encumbrances, of any nature relating to the Consultant's contributions and efforts, including but not limited to the right to copyright the Works in the name of Consultant as author and proprietor thereof and any termination rights applicable thereto.

(b)Publishing. Consultant shall not be permitted to publish articles or otherwise disseminate information that utilizes knowledge obtained directly from or is otherwise directly related to Services performed under this Agreement without prior written consent from the Corporation.

(c)Assignment. Consultant agrees that, in the event these Works are determined by a Court of competent jurisdiction not to be works made for hire under the Federal Copyright Laws, this Agreement shall operate as an irrevocable assignment by Consultant to Corporation of the copyrights in the Works, including all rights in perpetuity, and including the right to display the Works and prepare derivative works. Under this irrevocable assignment, Consultant hereby assigns to Corporation the sole and exclusive rights, title, and interest in and to the Works without consideration beyond payment by Corporation for the Services rendered by Consultant hereunder.

17.    Indemnification and Insurance. Consultant shall defend, indemnify, and hold harmless Corporation and Corporation’s respective employees, officers, directors, agents, and representatives, for any and all loss or damage and from or against any third-party claims for injury, death, loss, or damage of any kind or character, directly resulting from Consultant’s gross negligence or Consultant’s material breach of this Agreement, by whomsoever asserted; provided, however, Consultant will not be liable for any loss or damage or against and from any claim arising out of Corporation’s material breach of this Agreement or the grossly negligent acts of Corporation or Corporation’s respective employees, officers, directors, agents, representatives, contractors, or subcontractors, if any.

Corporation shall defend, indemnify, and hold harmless Consultant for any and all loss or damage and from or against and from any third-party claims for injury, death, loss, or damage of any kind or character, directly resulting from Corporation’s gross negligence or the Corporation’s material breach of this Agreement, by whomever asserted; provided, however, Corporation will not be liable for any loss or damage or against and from any claim arising out of Consultant’s material breach of this Agreement or the grossly negligent acts of Consultant or Consultant’s respective employees, officers, directors, agents, representatives, contractors, or subcontractors, if any.

The indemnified party shall (i) give the indemnifying party prompt written notice of any claim, suit, or action brought against the indemnified party, (ii) allow the indemnifying party to defend the same (without prejudice to the right of the indemnified party to participate at its expense through counsel of its own choosing), (iii) render the indemnifying party all assistance reasonably necessary in defending against such claim, suit, or action at the indemnifying party’s expense, and (iv) refrain from compromising or settling such claim or action without the indemnifying party’s prior written consent, where such consent shall not be unreasonably withheld or delayed.
Each party shall procure and maintain insurance (or other means) adequate to cover its indemnity obligations hereunder.

18.    Notices. Any notice, instruction, or communication required or permitted to be given under this Agreement to any party shall be in writing and given by personal delivery or sent by certified mail, return receipt requested, or internationally recognized air courier, postage or fees paid, or documented email. Any such notice, instruction, or communication shall be deemed given when actually received by the other party.

If Notices given to Corporation:

Name: Albert N. Marchio
Title: CEO
Address: Fresh Tracks Therapeutics, Inc., c/o Founder Central, 2000 Central Ave., 100, Boulder, CO 80301
E-mail: amarchio@frtx.com

With copy to:

Name: Aaron Fox-Collis
Title: VP Finance and Chief Accounting Officer
Address: Fresh Tracks Therapeutics, Inc., c/o Founder Central, 2000 Central Ave., 100, Boulder, CO 80301
E-mail: afoxcollis@frtx.com

If Notices given to Consultant:

Name: McAvoy Law LLC
Title: Consultant
Address: [***]
E-mail: [***]

Should an address need to be modified by a party, that party will notify the other party promptly in writing and until such adequate notice is made under Section 18 the currently effective address will control.

19.    Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law provisions.

20.    Prior Employment/Entire Agreement. Dave McAvoy was an employee of Corporation and was a party to a certain Employment Agreement dated February 21, 2023 (the “Employment Agreement”), and is a party to the Separation and Release Agreement with the Corporation dated October 18, 2023 (the “Separation and Release Agreement”), the Non-Competition Agreement, a certain Employee Confidentiality and Inventions Assignment Agreement dated July 7, 2021 (the “CIAA”), and a certain Indemnification Agreement dated May 25, 2020 (the “Indemnification Agreement”). This Agreement does not supersede, cancel, replace, modify, or otherwise amend the Separation and Release Agreement, the CIAA (including, without limit, Sections 1, 2, 4 or 7 thereof), the Non-Competition Agreement, and/or the Indemnification Agreement. Furthermore, the Employment Agreement has been terminated (except for provisions that survive) and such termination is made and documented in the Separation and Release Agreement. This Agreement states the entire agreement between the parties with respect to the subject matter hereof and all prior and contemporaneous understandings, representations, and agreements are merged herein and superseded hereby. No alteration, modification, release, or waiver of this Agreement or any of its provisions shall be effective unless agreed to in writing and executed by both parties. Neither party has relied upon any oral representation of the other party in entering into this Agreement. Neither this Agreement nor prior dealings between the parties represent a commitment by Corporation to engage Consultant for a certain number of hours or for a specific number of tasks, except as expressly otherwise provided herein.

21.    Dispute Resolution. Except for actions involving injunctive relief, if a dispute arises out of or relates to this Agreement, or the breach thereof, the parties agree to submit the dispute to arbitration under the rules of the American Arbitration Association. Venue for any dispute resolution proceeding shall be in the State of Delaware, City of Wilmington. The decision by the arbitrators shall be final, binding, and conclusive on the parties, except that either party may petition for equitable or other relief to enforce any arbitral award. The party prevailing in arbitration shall be awarded its reasonable attorney fees and costs of arbitration from the losing party.

22.    Equitable Relief. Consultant agrees that it would be difficult to measure the damage to Corporation from any breach by Consultant of any of the provisions of Sections 6-16 of the Agreement, that injury to Corporation from such breach by Consultant would be impossible to calculate, and that money damages may therefore be an inadequate remedy for such breach. Accordingly, Consultant agrees that if Consultant breaches any of Sections 6-16, Corporation may be entitled, in addition to all other remedies it may have, to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damage by Corporation. With regard to claims involving injunctive relief by either party, and notwithstanding Section 21 above, any action to interpret or enforce this Agreement shall occur in a court of competent jurisdiction in Wilmington, Delaware.

23.    Force Majeure. Neither party will be held liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, wind, earthquakes, severe weather, natural disasters, explosion, embargoes or blockades, war or invasion, acts of war or invasion (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes or slowdowns (other than on the part of employees of the affected party), lockouts (other than on the part of the affected party), or other labor or industrial disturbances (other than involving the employees of the affected party), acts of God, or acts or omissions, orders, or laws, or delays in acting, by any governmental authority, unlawful acts not caused by the affected party, telecommunication breakdowns, power outages or shortages, lack of warehouse or storage space, inadequate transportation services, inability or delay in obtaining supplies of adequate or suitable materials, national, regional, or local emergencies, or epidemic or pandemic. Excluded, however, from the scope of force majeure under this Section 23 are: a party’s change in economic circumstances (including but not limited to performance becomes more expensive than anticipated), contractor and/or subcontractor defaults, and/or banking system failure. A party claiming relief under this Section shall give the other party written notice claiming relief by this Section within five (5) business days of the occurrence of the event giving rise to the force majeure and the relief under this Section shall continue only during the pendency of the force majeure event.

24.    Severability. If any provision of this Agreement is held to be invalid, unenforceable, or illegal by a court of competent jurisdiction, or an arbitrator, such ruling will not affect or impair the validity, enforceability, or legality of any remaining portions of this Agreement, and, in such event, such provision will be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law. All remaining portions of the Agreement will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part.

25.    Waiver, Amendments. No waiver by the parties of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the parties of any right under this Agreement shall be construed as a waiver of any other right. A party shall not be required to give notice to the other party to enforce strict adherence to all terms of this Agreement. The parties may only amend or modify this Agreement by a separate document duly signed by each party and no provision may be waived by a party unless such waiver is in a separate signed writing.
26.    No Assignment. This Agreement may not be assigned by Consultant without Corporation’s prior written consent. This Agreement may not be assigned by Corporation without Consultant’s prior consent, except that no such consent shall be required for Corporation to assign its rights or transfer its obligations to its Affiliates or subsidiaries, or in connection with the sale, transfer, or assignment of the majority of its stock, or all or substantially all of its assets to which this Agreement relates, whether as part of a merger, reverse merger, acquisition, business combination, joint venture, or asset sale. Any assignment in violation of this Agreement will be null and void. This Agreement benefits and binds the parties and their respective successors and permitted assigns. For purposes of this Agreement, an entity shall be deemed to be an “Affiliate” of a party if it is a company, corporation, or other business entity, that is controlling, controlled by, or under common control with such party. For the purposes of such definition, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the equity interest or voting securities in such corporation or business entity, or the ability in fact to control the management decisions of such corporation or business entity.
27.    Counterparts. This Agreement may be executed in any number of counterparts, including by .pdf signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

INTENDING TO BE BOUND HEREBY, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CORPORATION		CONSULTANT

By:	/s/ Albert N. Marchio II	By:	/s/ David R. McAvoy
Name: Albert N. Marchio II		Name: David R. McAvoy
Title: CEO		Title: Owner of Consultant

APPENDIX A
TRAVEL, MEALS, AND ENTERTAINMENT POLICY OF CORPORATION